                                                                     EXIBIT 2.2




                            ASSET PURCHASE AGREEMENT

   This Asset Purchase Agreement is entered into as of August 13, 1996, by and among THRIFTY MEDICAL OF TULSA, L.L.C., an Oklahoma limited liability company ("Seller"), WILLIS V. SMITH and CHARLES OLIVER (each, a "Member," and collectively, the "Members"), and NCS HEALTHCARE OF OKLAHOMA, INC., an Oklahoma corporation ("Buyer").

                                   Recitals:

   A) Seller is engaged in the business of providing pharmaceuticals, drugs, biologicals, medical devices and other health or medical supplies and related services to nursing homes, other institutional care facilities and individuals residing in such facilities (the "Business").

   B) The parties desire that Seller sell to Buyer and that Buyer purchase from Seller substantially all of the assets of the Business upon the terms hereinafter set forth.

   C) Members own 100% of the outstanding membership interests of Seller and will benefit from the sale of such assets to Buyer.

   In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein, the parties hereby agree as follows:

   1.  PURCHASE AND SALE OF ASSETS.
       ----------------------------

       1.1 PURCHASED ASSETS. Seller hereby agrees to sell to Buyer, free of all liens, encumbrances, claims or other restrictions of any kind, and Buyer hereby agrees to purchase, all of Seller's right, title, and interest in and to all of the properties, assets, and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the commencement of business on the Closing Date (as defined below), including, without limitation, accounts receivable, equipment, inventory, books and records, permits and other governmental authorizations pertaining to the Business, know-how, trade secrets, patents, copyrights and applications therefor, the name "Thrifty Medical of Tulsa" and all variants thereof, and all rights to the use of such name as a trademark, trade name or service mark, and all goodwill relating to the Business; PROVIDED, HOWEVER, that
(i) Seller shall not sell and Buyer shall not purchase the Retained Assets of Seller described in Section 1.2; (ii) as to contracts only, Seller shall sell and Buyer shall purchase only those contracts of Seller that are identified on
SCHEDULE 2.1; and (iii) Seller shall retain the right to use the name "Thrifty Medical of Tulsa, L.L.C." as its limited liability company name. The assets to be purchased and sold pursuant to this Agreement are referred to as the "Purchased Assets."

       1.2 RETAINED ASSETS. Section 1.1 notwithstanding, Seller shall retain, and Buyer shall not purchase, any rights of Seller arising under this Agreement; any securities held by Seller, Seller's minute books, membership records and tax returns or other similar books and records, originals of which Seller is required to maintain under applicable laws (provided copies of the same are included among the Purchased Assets); or any other assets of Seller that are listed on SCHEDULE 1.2 (collectively, the "Retained Assets").

   2.  LIABILITIES OF SELLER.
       ----------------------

       2.1 ASSUMED LIABILITIES. Buyer agrees to assume on the Closing Date only the liabilities of Seller existing as of the Closing Date under the contracts identified on SCHEDULE 2.1. Notwithstanding anything in this Agreement to the contrary, Buyer will assume contract liabilities of Seller under contracts listed on SCHEDULE 2.1 only to the extent (a) such contract liabilities accrue and relate solely to the period after the Closing, and (b) the corresponding benefits therefrom are validly assigned to and received by Buyer.

       2.2 RETAINED LIABILITIES. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume or become responsible for any liability or obligation of Seller of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, or any claim against Seller, except to the extent specifically assumed by Buyer pursuant to Section 2.1.

       2.3 PERSONAL GUARANTIES. Buyer and Members will cooperate with each other and use their respective best efforts to obtain after the Closing the release or cancellation of any guaranty or similar instrument by which any Member has guaranteed the payment or performance of any obligation of Seller (a "Guaranteed Obligation") which Buyer has specifically agreed to assume pursuant to Section 2.1. If any such release or cancellation cannot be obtained, Buyer will indemnify and hold Members harmless from and against any liability for such Guaranteed Obligation, but only to the extent (a) such Guaranteed Obligation accrues and relates solely to the period after the Closing (even though the guaranty was given before the Closing), and (b) the corresponding benefits therefrom are validly assigned to and received by Buyer.

   3. PURCHASE PRICE. The total purchase price for the Purchased Assets will be Five Million Fifty-Five Thousand Dollars ($5,055,000.00) (the "Purchase Price"). Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver to Seller (a) cash or its equivalent in the amount of Four Million Nine Hundred Sixty-Three Thousand Two Hundred Dollars





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($4,963,200.00), and (b) a certificate representing Three Thousand Three
Hundred Ninety-Three (3,393) shares of Class A Common Stock, $.01 par value, of NCS (the "NCS Stock"), which certificate shall be registered in the name of Seller. Buyer, Seller and Members agree that, solely for purposes of determining the Purchase Price hereunder, the shares of NCS Stock deliverable to Seller hereunder shall have a fair market value equal to Ninety-One Thousand Eight Hundred Dollars ($91,800.00).

       3.1 ALLOCATION OF PURCHASE PRICE. The fair market values of the Purchased Assets and the allocation of the Purchase Price among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code shall be as set forth in SCHEDULE 3.1, which Buyer and Seller shall prepare as soon as practicable after the Closing and attach hereto. Buyer and Seller shall be bound by such fair market value determination and allocation and shall complete their respective tax returns accordingly.

   4. REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS. Seller and Members hereby jointly and severally represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, if later, as follows:

       4.1 ORGANIZATION, AUTHORITY AND CAPACITY. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has full power and authority to own, lease and operate its assets and properties and carry on its business as and where such assets and properties are now owned or leased and as such business is presently being conducted. All of the Purchased Assets are located in the State of Oklahoma. Seller has full power and authority, and Members have full capacity, to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance by Seller has been approved by all requisite action on the part of Seller and Members and any other person or persons. This Agreement and each other document, agreement and instrument to be delivered by or on behalf of Seller or any Member in connection herewith constitutes a legal, valid and binding obligation of Seller or such Member, enforceable in accordance with its terms.

       4.2 NO CONSENTS OR CONFLICTS. No consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Seller or Members. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or any Member in connection herewith will cause, or give any person grounds to cause (with or without notice, the passage of time, or both) the maturity of any obligation or liability of Seller which Buyer has agreed to assume pursuant to Section 2.1, or will conflict with, violate or result in any breach of: (i) any judgment, decree, order, statute, rule or regulation





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applicable to Seller or any Member, (ii) any instrument to which Seller or any
Member is a party or by which Seller or any of its assets is bound, or (iii) any provision of the Articles of Organization or the Operating Agreement of Seller.

       4.3 FINANCIAL STATEMENTS. SCHEDULE 4.3 includes the annual financial statements of Seller for the fiscal years ended December 31, 1993, 1994 and 1995, and the month-end and year-to-date financial statements of Seller for the six-month period ended June 30, 1996. Except as described on SCHEDULE 4.3, such financial statements are accurate and complete in all material respects and present fairly Seller's financial position and results of operations for the periods they cover in conformity with generally accepted accounting principles applied on a consistent basis. Except as described on SCHEDULE 4.3, all inventory of Seller is reflected in such financial statements at the lower of cost or market value. Seller's books of account accurately reflect all items of income and expense (including accruals) and all of Seller's assets and liabilities in accordance with normal accrual accounting practices, subject to customary, immaterial year-end adjustments.

       4.4 NO LIABILITIES. Seller has no material liabilities or obligations of any kind (contingent or otherwise) except (i) as reflected on the most recent month-end balance sheet in SCHEDULE 4.3 (the "Balance Sheet"), subject to any exceptions described in SCHEDULE 4.3, (ii) future performance obligations under contracts disclosed to Buyer before the Closing, or (iii) as incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet. Neither Seller, nor any other party to any contract identified in SCHEDULE 2.1, has breached any obligation under any contract identified in SCHEDULE 2.1.

       4.5 NO CHANGES. Since the date of the Balance Sheet, Seller has been operated only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the assets, liabilities, operating performance, business relationships, or prospects of Seller's business.

       4.6 RECEIVABLES; NO PREPAYMENTS. All of the accounts receivable of Seller included in the Purchased Assets, except where described on the Balance Sheet or otherwise in SCHEDULE 4.3, arose from valid sales in the ordinary course of business and reflect goods actually sold and delivered or services in fact rendered. At least ninety percent (90%) of all such accounts receivable reflecting goods sold or services rendered will be collected by Buyer within 240 days after the Closing Date. Seller has not received any payment before the Closing for obligations to be performed after the Closing in connection with





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any of the assigned contracts of Seller included in the Purchased Assets.

       4.7 TITLE TO PURCHASED ASSETS. Except as set forth on SCHEDULE 4.7, Seller owns all of the Purchased Assets free and clear of all liens, claims, encumbrances and other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets.

       4.8 OWNERSHIP OF SELLER. Members are the legal and beneficial owners of all of the membership or other equity ownership interests of Seller, and own all of such membership or other equity ownership interests free and clear of all liens and encumbrances, and there exists no claim or right of an equity ownership nature or membership nature of Seller other than those claims or rights possessed by Members by virtue of the Operating Agreement of Seller. There are no members of Seller other than Members, and there is no former member of Seller or of any predecessor-in-interest of Seller with respect to whom Buyer or NCS will have any liability whatsoever by reason of the transactions contemplated by this Agreement.

       4.9 ASSETS OWNED. The Purchased Assets include all of the fixed assets reflected on the Balance Sheet less the Retained Assets, and comprise all of those assets which have been used to operate the Business in the ordinary course as presently conducted.

       4.10 COMPLIANCE WITH LAWS. Seller is not in violation of any law, regulation or order of any jurisdiction or governmental authority (a "Law"), including, without limitation, any Law pertaining to Medicare or Medicaid reimbursement, environmental protection, infectious or biomedical waste, occupational health or safety, or employment practices. Seller has all permits and licenses necessary in the conduct of the Business. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Seller or any Member, threatened to revoke or limit any of them.

       4.11 NO LITIGATION. Except for the litigation titled ADT SECURITY SYSTEMS SOUTHWEST, INC. V. GADUGI PHARMACEUTICAL SERVICES, INC., Case No. CS-95-05526, pending in the Tulsa County District Court (the "ADT Litigation"), there is no claim, litigation, investigation or proceeding pending or, to the knowledge of Seller or any Member, threatened against Seller. There are no pending or, to the knowledge of Seller or any Member, threatened controversies, grievances or claims by any employees or former employees of Seller with respect to their employment, compensation, benefits or working conditions.

       4.12 CONDITION. All of the items of tangible property included among the Purchased Assets are in good operating condition, normal wear and tear excepted, neither require nor are




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reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

       4.13 TAXES. All tax returns, reports and declarations (hereinafter collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of Seller have been timely filed, and such returns are correct and complete. All tax due in connection with the properties, business, income, expenses, net worth and franchises of Seller has been paid, other than tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established in the Balance Sheet which are sufficient to cover the payment of all such tax. There are no tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller or any Member, there are no such threatened claims, audits or proceedings.

       4.14 ENVIRONMENTAL MATTERS. Seller has no liability, whether absolute or contingent, in respect of any activities associated with the generation, transportation, release, storage, treatment, disposal or identification of any substance or material which could result in damage to the environment or danger to the health and safety of the public.

       4.15 EMPLOYEE BENEFITS. SCHEDULE 4.15 lists each Employee Benefit Plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which Seller maintains or to which Seller is required to contribute (each, a "Plan"). None of the Plans is a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA. Each Plan has been operated in accordance with its terms and with all laws applicable thereto. Neither Seller nor any such Plan is subject to any liability (other than routine claims for benefits) or any tax in connection with any such Plan. Except as set forth on SCHEDULE 4.15, no such Plan provides benefits for persons who are not active employees or managers of Seller. Except as prohibited by law, Seller has the right to amend or terminate any Plan without the consent of any other person. There is no Plan under which Seller or Buyer would be obligated to pay, accrue or contribute benefits because of the consummation of the transactions contemplated by this Agreement. Since December 31, 1995, there has not been any increase made or promised in the benefits payable under any Plan.

       4.16 CUSTOMERS. Except as listed on SCHEDULE 4.16, no entity or group of affiliated entities which is or are customers of Seller operates more than 500 beds. Except as listed on SCHEDULE 4.16, no nursing home or other institution served by Seller has, since December 31, 1995, cancelled or otherwise





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terminated, or made any threat to cancel or otherwise terminate, its relationship with Seller. Seller and Members have no knowledge that any such customer is dissatisfied with the performance of Seller or Seller's principals or that any such customer intends to cancel or otherwise terminate its relationship with Seller, or to materially decrease its purchase of products and services from Seller.

       4.17 CONFLICTS. Except as set forth on SCHEDULE 4.17, no Member, and no family member of any Member, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

       4.18 BROKERS AND FINDERS. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller or Members in bringing about the transactions contemplated herein, rendered any services with respect thereto, or been in any way involved therewith.

       4.19 INVESTMENT MATTERS. Seller is acquiring the NCS Stock for its own investment and not with a view to distribution or resale or to divide its participation with others. Each Member, by reason of his income or his net worth or both, meets the definition of "accredited investor" as defined in Regulation D, 17 C.F.R. Section 230.501(a), under the Securities Act of 1933, as amended (the "Act"). Seller and each Member possess, either alone or together with a purchaser representative, knowledge and experience in financial and business matters such that it and he are capable of evaluating the merits and risks of an investment in the NCS Stock. Seller and Members acknowledge that they have received and reviewed the Issuer's Prospectus dated February 13, 1996, for the public offering of 4,240,000 shares of NCS Stock (including the description of the NCS Stock set forth beginning at page 41 therein), the Issuer's Current Report on Form 8-K dated May 15, 1996, as amended, the Issuer's quarterly report on Form 10-Q for the quarter ended March 31, 1996, and all other material and relevant information concerning the Issuer, and have had the opportunity to ask questions of, receive answers from and obtain additional information from the Issuer concerning the business and financial condition of the Issuer.

   Seller and Members understand, acknowledge and agree that: (i) none of the NCS Stock will be registered under the Act, and that all of the NCS Stock will constitute "restricted securities" as defined in Rule 144 under the Act; (ii) such NCS Stock must be held indefinitely unless it is registered under the Act or an exemption from registration is available; (iii) except as set forth in
Section 11 hereof, neither the Issuer nor Buyer is under any obligation or has made any commitment to provide any such registration or to take such steps as are necessary to permit sale without registration pursuant to Rule 144 under the Act or otherwise; (iv) at such time as the NCS Stock may be disposed of in routine sales without registration in reliance on Rule 144 under





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the Act, such disposition can be made only in limited amounts in accordance with all of the terms and conditions of Rule 144; (v) if the Rule 144 exemption is not available, compliance with some other exemption from registration will be required; (vi) all certificates evidencing the NCS Stock will bear an appropriate legend concerning the foregoing restrictions on transfer; and (vii) the Transfer Agent and Registrar of the Issuer will be advised by appropriate "stop-transfer" instructions of the foregoing restrictions and instructed to advise the Issuer of any proposed transfer of certificate(s) evidencing the NCS Stock.

   5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and Members that:

       5.1 ORGANIZATION OF BUYER AND NCS. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. NCS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

       5.2 AUTHORITY; NO VIOLATION, ETC. The execution, delivery and performance of this Agreement by Buyer and of each other document, agreement and instrument to be executed and delivered by Buyer in connection with the provisions of this Agreement, have been duly and validly authorized and approved by all necessary action on the part of Buyer, NCS and their respective Boards of Directors. This Agreement and all other documents, agreements and instruments to be delivered by Buyer in connection herewith constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective provisions. The NCS Stock to be issued to Seller hereunder will be duly authorized, validly issued, fully paid and non-assessable.

       5.3 NO CONSENTS OR CONFLICTS. No consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer in connection herewith conflicts with, violates or results in any breach of:
(i) any judgment, decree, order, statute, rule or regulation applicable to Buyer, (ii) any instrument to which Buyer is a party or by which it is bound, or (iii) any provision of the Certificate of Incorporation or the By-Laws of Buyer.

       5.4 BROKERS AND FINDERS. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer or NCS in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.





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   6.  BUYER'S CONDITIONS.  Buyer's obligation to perform this Agreement is subject to the satisfaction of the following conditions at or before the
Closing:

       6.1 Buyer shall have received a mutually acceptable bill of sale, and such certificates of title (including those for motor vehicles, if any, included in the Purchased Assets) and other endorsements or instruments of assignment and transfer as shall be required to transfer to Buyer the Purchased Assets free of any liens or adverse claims, each duly executed by Seller.

       6.2 Buyer shall have received a mutually acceptable lease agreement covering the premises of Seller located at 1860 East 15th Street, Tulsa, Oklahoma 74104 (the "Premises"), duly executed by Interchange Warehouse Investors ("Landlord").

       6.3 Buyer shall have received from each of Willis Smith, Charles Oliver and Gail Benjamin a mutually acceptable Employment and Noncompetition Agreement, each duly executed by such person (collectively, the "Employment Agreements").

       6.4 Buyer shall have received terminations of any and all security interests in and liens on the Purchased Assets (or estoppel letters, satisfactory to Buyer, committing to terminate such liens and security interests), except to the extent specifically related to any liabilities assumed by Buyer pursuant to Section 2.1. If Buyer proceeds to close on the basis of estoppel letters in lieu of lien termination documents, Buyer may pay to such lienholders on Seller's behalf, instead of paying directly to Seller, such portions of the Purchase Price as are equal to the amounts due to such lienholders.

       6.5 There shall have been no material adverse change since the date of the Balance Sheet in the financial condition, business or affairs of Seller; Seller shall not have suffered any loss, not covered by insurance, which materially affects the value of the Purchased Assets; Seller and Members shall have performed all of the obligations to be performed by them at or before the Closing; and all of the representations and warranties of Seller and Members herein shall continue to be accurate at and as of the Closing Date, just as if made at and as of the Closing Date.

   7. SELLER'S AND MEMBERS' CONDITIONS. Seller's and Members' obligations to perform this Agreement are subject to the satisfaction of the following conditions at or before the Closing:

       7.1 Seller shall have received the Cash Payment and the NCS Stock described in Section 3.

       7.2 Seller shall have received a mutually acceptable assumption instrument, duly executed by Buyer, pursuant





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to which Buyer assumes the liabilities of Seller identified in Section 2.1.

       7.3 Landlord shall have received a mutually acceptable lease agreement covering the Premises, duly executed by Buyer.

       7.4 Each of Willis Smith, Charles Oliver and Gail Benjamin shall have received from Buyer a mutually acceptable Employment Agreement, duly executed by Buyer.

       7.5 Buyer shall have performed all of the obligations to be performed by it at or before the Closing, and all of the representations and warranties of Buyer herein shall continue to be accurate at and as of the Closing Date, just as if made at and as of the Closing Date.

   8. CLOSING. If the conditions to the parties' obligations are satisfied, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement on the date hereof, or on such other date as the parties may agree in writing (the "Closing Date"), at the offices of Lamun, Mock, Featherly, Kuehling & Cunnyngham, Oklahoma City, or at such other place as the parties may agree in writing. If the Closing does not occur by August 31, 1996, this Agreement may be terminated by Buyer or Seller without prejudice to the rights of any party against any other for any breach or nonperformance of its obligations prior to termination. The transfers and deliveries described in Sections 6 and 7 shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in Sections 6 and 7 have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of the close of business on the Closing Date.

   9.  RESTRICTIVE COVENANTS.

       9.1  SMITH COVENANTS.  The covenants made by Willis V. Smith in Sections
3.1 (relating to noncompetition), 3.2 (relating to nondisclosure of Confidential Information, as defined therein), and 3.3 (relating to noninterference with the business of Buyer) of the Employment Agreement entered into between Willis V. Smith and Buyer in connection with this Agreement (the "Smith Employment Agreement") are all hereby incorporated into this Agreement by reference and made a part hereof as if fully rewritten herein (the "Smith Covenants"). Willis V. Smith agrees (i) to be bound by and to observe and comply with all of the Smith Covenants, (ii) that a breach thereof by him will constitute a breach of this Agreement, and (iii) that for purposes of this Agreement, the term "Company" as used in the Smith Employment Agreement will be deemed





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to mean and include NCS, Buyer, and all other persons or entities controlled directly or indirectly by NCS.

       9.2  OLIVER COVENANTS.  The covenants made by Charles Oliver in Sections
3.1 (relating to noncompetition), 3.2 (relating to nondisclosure of Confidential Information, as defined therein), and 3.3 (relating to noninterference with the business of Buyer) of the Employment Agreement entered into between Charles Oliver and Buyer in connection with this Agreement (the "Oliver Employment Agreement") are all hereby incorporated into this Agreement by reference and made a part hereof as if fully rewritten herein (the "Oliver Covenants"). Charles Oliver agrees (i) to be bound by and to observe and comply with all of the Oliver Covenants, (ii) that a breach thereof by him will constitute a breach of this Agreement, and (iii) that for purposes of this Agreement, the term "Company" as used in the Oliver Employment Agreement will be deemed to mean and include NCS, Buyer, and all other persons or entities controlled directly or indirectly by NCS.

       9.3 SELLER COVENANTS. Seller covenants and agrees with Buyer (i) to be bound by and to observe and comply with all of the Smith Covenants and all of the Oliver Covenants, with the same effect as though Seller were a party to the Smith Employment Agreement and the Oliver Employment Agreement and making the covenants set forth in Sections 3.1, 3.2 and 3.3 therein, (ii) that a breach thereof by Seller will constitute a breach of this Agreement, and (iii) that for purposes of this Agreement, the term "Company" as used in the Oliver Employment Agreement and the Smith Employment Agreement will be deemed to mean and include NCS, Buyer, and all other persons or entities controlled directly or indirectly by NCS.

       9.4 ADEQUATE CONSIDERATION. Seller and Members acknowledge and agree that the obligations of Buyer and NCS hereunder constitute adequate consideration for all of Sellers' and Members' obligations under this Section 9.

       9.5 REMEDIES. Seller and Members acknowledge and agree that a breach of any of the provisions of this Section 9 will result in irreparable damage to Buyer and NCS for which there will be no adequate remedy at law, and agree that Buyer and NCS, in addition to their rights at law, will be entitled to injunctive relief to enforce such provisions, without having to post any bond.

       9.6 REFORMATION. In the event of the unenforceability or invalidity of any provision of this Section 9, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.





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
   10. FURTHER ASSURANCES. Each party hereto shall execute and deliver to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing.

   11. INCIDENTAL REGISTRATION. If, at any time prior to the time when any of the NCS Stock issuable to Seller hereunder may be disposed of without registration in reliance upon Rule 144 under the Act, NCS proposes to file on its behalf and/or on behalf of any of its security holders a registration statement under the Act (other than on Form S-4 or Form S-8 promulgated under the Act) for the registration of NCS Stock to be sold for cash, NCS will give written notice to Seller at least thirty (30) days before the initial filing with the U.S. Securities and Exchange Commission of such registration statement, which notice shall set forth the intended method of distribution of the NCS Stock proposed to be registered by NCS. Such notice will offer to include in such filing, for sale in such offering, the number of shares of NCS Stock issued hereunder as Seller may request, subject to the provisions hereof. If Seller desires to have such NCS Stock registered under this Section 11, it shall notify NCS in writing within ten (10) days after the date of receipt of such notice from NCS, setting forth the number of shares of such NCS Stock for which registration is requested by Seller. If the managing underwriter (in the case of an underwritten public offering) shall advise NCS that, in such underwriter's opinion, the distribution of the NCS Stock requested to be included in the registration statement by Seller concurrently with the NCS Stock being registered by NCS is not advisable or would adversely affect the distribution of NCS Stock by NCS, then Seller shall reduce the number of shares of NCS Stock which it initially requested to be registered as directed by NCS or the managing underwriter, on a pro-rata basis between Seller and all other persons having (and exercising) a similar incidental registration right with respect to such registration statement, based on the number of shares initially requested to be registered by them. Seller and Members shall cooperate with NCS and furnish all information with respect to Seller and Members as NCS may reasonably request in connection with such registration statement. All expenses of such registration, other than any underwriting discounts and commissions with respect to any NCS Stock being registered on behalf of Seller, shall be borne by NCS.

   12. ORDINARY COURSE. From the date of this Agreement until the Closing, Seller will operate its business substantially as presently operated and only in the ordinary course, and will not pay any dividend, distribution or other payment to any Member other than payments of salary and expense reimbursements in the ordinary course. Seller and each Member will use their best efforts to preserve intact the present business organization and the relationships with persons having business dealings with Seller.

   13. ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. Notwithstanding anything contained in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract, claim, permit or authorization or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and Members shall use their best efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller and Members agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits thereunder, including, but not limited to, having (a) Buyer act as agent for Seller and (b) Seller enforce for the benefit of Buyer any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise.

   14. SURVIVAL OF REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION. The representations, warranties and covenants contained in this Agreement or in any other document, certificate, instrument, Schedule or Exhibit delivered in connection herewith, shall survive the Closing and continue to be binding thereafter, regardless of any investigation made by any party hereto at any time. Nevertheless, the right of Buyer to bring claims for breaches is subject to the limits in Section 14.3, and the rights of Members and Seller to bring claims for breaches are subject to the limits in Section 14.4.

       14.1 INDEMNIFICATION BY SELLER AND MEMBERS. Seller and each Member jointly and severally agrees (except where such agreement is expressly made severally but not jointly hereinbelow), to indemnify and hold Buyer, NCS, and their respective officers, directors and subsidiaries (the "NCS Indemnified Parties") harmless from and against any and all loss, damage, liability or deficiency resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty made by Members or Seller, or the breach or nonperformance of any covenant or obligation made or incurred by Members or Seller, in this Agreement, (ii) the ADT Litigation, (iii) any claim or action by any former or alleged present member (other than Members) of Seller or of any predecessor-in-interest of Seller relating in any way to the transactions contemplated by this Agreement, or (iv) any imposition or attempted imposition upon any NCS Indemnified Party of any liability or obligation of Seller or Members which Buyer has not specifically agreed to assume pursuant to Section 2.1, and any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing (collectively, "Losses"). Seller and Members agree severally, but NOT jointly, to indemnify and hold the NCS Indemnified Parties harmless from and against Losses resulting from breaches or nonperformances of covenants made or incurred by them pursuant to Section 9 hereof ("Restrictive Covenants").

       14.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold Members and Seller harmless from and against any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by Buyer, or the breach or nonperformance of any covenant or obligation made or incurred by Buyer, in this Agreement, and any and all costs and expenses (including reasonable attorneys' and accountants' fees) related thereto.

       14.3 LIMITATIONS ON INDEMNIFICATION BY SELLER AND MEMBERS. The indemnification of the NCS Indemnified Parties provided for in Section 14.1 shall be limited in certain respects as follows:

            14.3.1 Any claim for indemnification under Section 14.1 shall be made in writing by the second anniversary of the Closing Date, except that a claim for such indemnification relating to the representations, warranties and covenants contained in Sections 4.13 ("Taxes"), 4.10 ("Compliance With Laws"),
4.14 ("Environmental Matters"), and 4.15 ("Employee Benefits") may be made until the expiration of the applicable statutes of limitation, if any, relating to such matters, and except that there shall be no limit on the time for making a claim for such indemnification relating to the representations and warranties and covenants contained in Sections 4.1 ("Organization, Authority and Capacity"), 4.7 ("Title to Purchased Assets"), 4.8 ("Ownership of Seller"), or relating to any matter described clauses (ii), (iii) or (iv) of Section 14.1, or, subject to the terms thereof, the covenants of Members and Seller contained in Section 9 ("Restrictive Covenants").

            14.3.2 Subject to the following sentence, Members and Seller shall not be liable for indemnification claims under Section 14.1 until the aggregate amount of indemnification claims under Section 14.1 exceeds $15,000.00. Notwithstanding the foregoing sentence, Members and Seller shall be liable for indemnification claims under Section 14.1, to the extent such claims relate to the matters described in clauses (ii), (iii) or (iv) of Section 14.1 or the representations, warranties and covenants contained in Section 9, from the first dollar to the full extent of such claims.

            14.3.3 Subject to the following sentence, the aggregate liability of Members and Seller for indemnification claims under Section 14.1 will not exceed the amount of Five Million Fifty-Five Thousand Dollars ($5,055,000.00). Notwithstanding the preceding sentence, there shall be no limit on the aggregate liability of Members and Seller for indemnification claims under Section 14.1 to the extent such claims relate to the matters described in clauses (ii), (iii) or (iv) of Section 14.1 or the representations, warranties and covenants in Section 9.

            14.3.4 Seller or any Member may elect to satisfy all or any portion of the amount of any indemnification claim hereunder by delivering shares of NCS Stock in payment thereof, which NCS Stock shall be valued for purposes of such satisfaction at the fair market value thereof on the date of such delivery.

       14.4 LIMITATIONS ON INDEMNIFICATION BY NCS. The indemnification of Members and Seller provided for in Section 14.2 shall be limited in certain respects as follows:

            14.4.1 Any claim for indemnification under Section 14.2 shall be made in writing by the second anniversary of the Closing Date, except that there shall be no limit on the time for making a claim for such indemnification relating to the representations and warranties contained in Sections 5.1 ("Organization of Buyer and NCS") and 5.2 ("Authority, No Violation, Etc.").

            14.4.2  Buyer shall not be liable for indemnification claims under
Section 14.2 until the aggregate amount of indemnification claims under Section
14.2 exceeds $15,000.00.

       14.5 THIRD PARTY CLAIMS. If any legal proceeding is instituted or any claim asserted by any third party (a "Claim") in respect of which Members or Seller on the one hand, or the NCS Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the "Indemnitee") will give the party from whom indemnity is sought (the "Indemnitor") written notice thereof. The Indemnitor will have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof, which control will at all times rest with the Indemnitee, unless the Claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnitor
(a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnitee, and (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnitee, in which case the Indemnitor may assume such control through counsel of its choice and at its expense, but the Indemnitee will continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a Claim.

     If the Indemnitor does not assume control of the defense of such a Claim, the entire defense of the Claim by the Indemnitee, any settlement made by the Indemnitee, and any judgment entered in the Claim will be deemed to have been consented to by, and will be binding on, the Indemnitor as fully as though it alone had assumed the defense thereof and a judgment had been entered in the Claim in the amount of such settlement or judgment, except that the right of the Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the Claim will not be extinguished. If the Indemnitor does assume control of the defense of such a Claim, it will not, without the prior written consent of the Indemnitee, settle the Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect of the Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

   15. AMENDMENTS; BINDING EFFECT. The Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and assigns of each of the parties hereto.

   16. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on the third day following deposit in the United States Mail if delivered or mailed, first class certified or registered mail, return receipt requested, postage prepaid, as set forth below, and otherwise shall be deemed duly given when received:

  If to Seller,
  or Members, to
  such parties
  in care of:            Willis V. Smith
                         6221 Beavercreek Road
                         Oklahoma City, Oklahoma 73162

  And to:                Charles Oliver
                         13229 Cedar Springs Road
                         Oklahoma City, Oklahoma 73120

  With a copy to:        Lamun, Mock, Featherly,
                         Kuehling & Cunnyngham
                         5900 Northwest Grand Blvd.
                         Oklahoma City, Oklahoma 73118
                         Attention: Barry D. Mock, Esq.

  If to Buyer, to
  Buyer in care of: NCS HealthCare, Inc.
                    3201 Enterprise Parkway, Suite 220
                    Beachwood, Ohio 44122
                    Attention:  President

  With a copy to:             Calfee, Halter & Griswold
                              800 Superior Avenue, Suite 1400
                              Cleveland, Ohio 44114
                              Attention:  Patrick Morris, Esq.

   17. SUIT FEE PROVISION. In the event any legal action or arbitration proceeding is undertaken by a party in respect of the matters addressed in this Agreement and the agreements collateral hereto, the prevailing party shall be awarded his, her or its legal expenses and costs incurred in the prosecution or defense of any such action or proceeding. The "prevailing party" as used herein shall mean the party, if any, determined by the court or arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, and not necessarily the party in whose favor a judgment or award is rendered.

   18. MISCELLANEOUS. This Agreement sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. This Agreement may be executed in multiple counterparts, each of which shall be deemed and original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first written above.



                                                THRIFTY MEDICAL OF TULSA, L.L.C.
                                                                      ("Seller")


                                                By: /s/ Willis V. Smith
                                                    ___________________________

                                                Title: Manager
                                                       ________________________


                                                 /s/ Willis V. Smith
                                                _______________________________
                                                 WILLIS SMITH


                                                 /s/ Charles Oliver
                                                _______________________________
                                                 CHARLES OLIVER

                                                         ("Members")



                                                NCS HEALTHCARE OF OKLAHOMA, INC.
                                                                       ("Buyer")


                                                By: /s/ Kevin B. Shaw
                                                    ___________________________

                                                Title: President
                                                       ________________________